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                               UNITED FOODS, INC.

                               OFFER TO PURCHASE
                     FOR CASH UP TO 2,500,000 SHARES OF ITS
  CLASS A COMMON STOCK AND UP TO 1,500,000 SHARES OF ITS CLASS B COMMON STOCK
                         AT A PRICE OF $2.50 PER SHARE

THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 3, 1997, (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION DATE").

                                 June 18, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     United Foods, Inc. (the "Company") has amended and supplemented its Offer to Purchase, dated May 20, 1997 (the "Offer to Purchase") with a Supplement dated June 18, 1997 (which, together with the Offer to Purchase, as so amended, and the related revised Letter of Transmittal, now constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Supplement amends the Offer to Purchase by extending the Expiration Date and by increasing to up to 2,500,000 shares the number of shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock") and up to 1,500,000 shares of Class B Common Stock, par value $1.00 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares") the Company is offering to purchase, at a price $2.50 per Share, net to the Seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, the Supplement and the related revised Letter of Transmittal.

     If, prior to the Expiration Date (as defined in the Supplement), more than 2,500,000 Shares of Class A Common Stock (or such greater number of such shares as the Company may elect to purchase pursuant to the Offer) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, buy shares of Class A Common Stock first from all Class A Odd Lot Owners (as defined in the Supplement) who properly tender and do not withdraw all their shares of Class A Common Stock and then on a pro rata basis from all other stockholders whose shares of Class A Common Stock are properly tendered and not withdrawn.

     If, prior to the Expiration Date more than 1,500,000 shares of Class B Common Stock (or such greater number of such shares as the Company may elect to purchase pursuant to the Offer) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, buy shares of Class B Common Stock first from all Class B Odd Lot Owners (as defined in the Supplement) who properly tender and do not withdraw all their shares of Class B Common Stock and then on a pro rata basis from all other stockholders whose shares of Class B Common Stock are properly tendered and not withdrawn.

     THE AMENDED OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING THE CONDITION THAT THE COMPANY DOES NOT DETERMINE THAT THERE IS A REASONABLE LIKELIHOOD THAT, AFTER PURCHASE OF THE SHARES COVERED BY THE OFFER, EITHER THE CLASS A COMMON STOCK OR THE CLASS B COMMON STOCK WILL CEASE TO QUALIFY FOR LISTING ON THE AMERICAN STOCK EXCHANGE (THE "AMEX"). SEE SECTION 6 OF THE OFFER TO PURCHASE AS AMENDED BY THE SUPPLEMENT.
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     Enclosed herewith for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

          1. The Supplement, dated June 18, 1997;

          2. The revised Letter of Transmittal for your use and for the information of your clients;

          3. A revised Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase) before the expiration of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis;

          4. A printed form of letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. A letter dated June 18, 1997 from the Chairman and Chief Executive Officer of the Company; and

          6. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 3, 1997, UNLESS THE OFFER IS EXTENDED.

     ALL SHARES THAT PREVIOUSLY HAVE BEEN PROPERLY TENDERED AND NOT
WITHDRAWN REMAIN PROPERLY TENDERED PURSUANT TO THE OFFER AS AMENDED BY THE SUPPLEMENT. SHAREHOLDERS WHO HAVE NOT TENDERED MAY USE EITHER THE REVISED LETTER OF TRANSMITTAL DELIVERED WITH THE SUPPLEMENT OR THE
LETTER OF TRANSMITTAL DELIVERED TO THEM WITH THE OFFER TO PURCHASE.

     In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees or any other documentation should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impractical for them to forward their certificates for such Shares or other required documentation on or prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Company will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Information Agent as its address and telephone number set forth on the back cover of the Supplement. Requests for additional copies of the Offer to

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Purchase, the Supplement, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent as its address and phone numbers listed on the back cover of the enclosed Supplement.

                                          Very truly yours,

                                          /s/ JAMES I. TANKERSLEY
                                          --------------------------------------
                                          James I. Tankersley
                                          Chairman and Chief Executive Officer

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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